Exhibit 21.1

SPAR Group, Inc.
List of Subsidiaries

100 % Owned Subsidiaries	State/Country of Incorporation
SPAR Acquisition, Inc.	Nevada
SPAR Bert Fife, Inc. (inactive)	Nevada
SPAR Canada Company	Nova Scotia, Canada
SPAR Wings & Ink Company	Nova Scotia, Canada
SPAR Canada, Inc.	Nevada
SPAR Group International, Inc.	Nevada
SPAR International Ltd.	Cayman Islands
SPAR Marketing Force, Inc.	Nevada
SPAR Megaforce, Inc. (inactive)	Nevada
SPAR Trademarks, Inc.	Nevada
SPAR Merchandising Romania, Ltd. (inactive)	Romania
SPAR China Ltd.	China
SPAR FM Japan, Inc.	Japan
SPAR (Shanghai) Field Marketing Ltd. (inactive)	China
NMS Retail Services, ULC	Nova Scotia, Canada
National Assembly Services, Inc.	New Jersey

51% Owned International Subsidiaries	Country
SGRP Meridian (Pty), Ltd.	South Africa
SPARFACTS Australia (Pty), Ltd.	Australia
S.C. SPAR City S.R.L.	Romania
SPAR (Shanghai) Marketing Management Company Ltd.	China
SPAR TODOPROMO, SAPI, de CV	Mexico
NDS SPAR Tanitium ve Danismanlik Anonim Sti.	Turkey
SPAR KROGNOS Marketing Private Limited (formerly known as SPAR Solutions Merchandising Private Limited and mistakenly referenced in the SGRP 2010 Annual Report as SPAR Solutions India Private Limited)	India